Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive·Suite 1700·Dallas, Texas 75251 Phone (214) 368-2084·Fax (972) 367-3559

EXCO RESOURCES ANNOUNCES THE EARLY

EXPIRATION OF ITS SHAREHOLDER RIGHTS PLAN

Dallas, TX, August 22, 2011 – EXCO Resources, Inc. (NYSE: XCO) today announced that the Board of Directors has determined to accelerate the expiration date of its shareholder rights plan from the close of business on January 24, 2012 to the close of business on September 30, 2011. In January 2011, the Company adopted a shareholder rights plan at the direction of the Special Committee of the Board of Directors to enhance the ability of the Special Committee to conduct a thorough, deliberative process of exploring the Company’s strategic alternatives. In light of the recent conclusion of the strategic review process, the Board determined it was appropriate to accelerate the expiration of the shareholder rights plan. The Board also determined that parties who had previously entered into a confidentiality agreement containing standstill provisions in connection with the strategic review process will be afforded the opportunity to enter into new agreements that would permit the purchase of additional shares of the Company’s common stock. The new standstill agreements would expire on September 30, 2011.

About EXCO Resources, Inc.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s Securities and Exchange Commission filings and press releases can be found under the Investor Relations tab.

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